Exhibit 99.1

The Middleby Corporation Reports Second Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--August 8, 2018--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the second quarter ended June 30, 2018. Net earnings for the second quarter were $84.0 million or $1.51 diluted earnings per share on net sales of $668.1 million as compared to the prior year second quarter net earnings of $77.6 million or $1.35 diluted earnings per share on net sales of $579.3 million.

2018 Second Quarter Financial Highlights

  Net sales increased 15.3% in the second quarter over the comparative prior year period. Sales related to recent acquisitions added $84.1 million or 14.5%, in the second quarter. The impact of foreign exchange rates on foreign sales translated into U.S. Dollars increased net sales by approximately $6.7 million during the second quarter. The adoption of ASC 606 increased net sales by approximately $0.4 million during the second quarter. Excluding the impacts of acquisitions, foreign exchange rates and the adoption of ASC 606, sales decreased 0.4% during the second quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased $80.3 million, or 24.1%, to $414.1 million in the second quarter as compared to $333.8 million in the prior year second quarter. During fiscal 2017, the company completed the acquisitions of Sveba Dahlen, QualServ, L2F and Globe. During fiscal 2018, the company completed the acquisitions of Josper, Firex, and Taylor. Excluding the impact of these acquisitions, sales increased 5.0% in the second quarter, or increased 4.3% excluding the benefit of foreign exchange rates.
  Net sales at the company’s Residential Kitchen Equipment Group increased $7.2 million, or 4.7%, to $160.4 million in the second quarter as compared to $153.2 million in the prior year second quarter. Excluding the impact of foreign exchange rates, sales increased 2.1% during the second quarter. Sales at Viking increased by approximately 24% during the quarter. Additionally, the consolidating of distribution of our premium brands through company owned operations and terminating certain third party distributors generated modest growth domestically. This was more than offset by lower sales at AGA and non-core brands.
  Net sales at the company’s Food Processing Equipment Group increased $1.2 million, or 1.3%, to $93.6 million in the second quarter as compared to $92.4 million in the prior year second quarter. During fiscal 2017, the company completed the acquisitions of Burford, CVP Systems, and Scanico. During fiscal 2018, the company completed the acquisitions of Hinds-Bock and Ve.Ma.C. Excluding the impact of these acquisitions, sales decreased 20.8% in the second quarter. Excluding the impacts of acquisitions, foreign exchange rates and the adoption of ASC 606, net sales decreased $20.2 million, or 21.9%.
  Gross profit in the second quarter increased to $250.8 million from $234.6 million reflecting the impact of increased sales from acquisitions. The gross margin rate decreased from 40.5% to 37.5%. The decrease in the gross margin rate for the quarter reflects lower margins at recent acquisitions. Additionally, the gross margin rate was impacted by lower volumes and unfavorable product mix at the Food Processing Equipment Group. Excluding the impact of acquisitions, the gross margin rate would have been 39.2% in the second quarter.
  Operating income amounted to $111.3 million in the second quarter as compared to $113.5 million in the prior year quarter. Operating income during the 2018 second quarter included $4.4 million of restructuring charges as compared to $11.5 million in the 2017 second quarter. Professional fees increased in the 2018 second quarter related to Taylor transaction costs and legal costs of approximately $4.5 million. Additionally, the gain on sale of plant in the amount of $12.0 million added to operating income for the 2017 second quarter.
  Operating income included $20.0 million of non-cash expenses during the second quarter, comprised of $8.5 million of depreciation expense, $9.8 million of intangible amortization and $1.7 million of share based compensation.
  The provision for income taxes in the second quarter amounted to $26.6 million at a 24.0% effective rate in comparison to $38.6 million at a 33.2% effective rate in the prior year quarter. The tax rate in the second quarter was favorably impacted by the reduction in the federal tax rate from 35% to 21%.
  Net earnings per share amounted to $1.51 in the second quarter as compared to $1.35 in the prior year quarter. The impact of restructuring expenses and professional fees reduced earnings per share by $0.12 in the 2018 second quarter period. In the second quarter of 2017, restructuring expenses and the gain on sale of a manufacturing facility resulted in no net impact to earnings per share.
  Operating cash flows increased to $146.6 million during the second quarter as compared to $86.0 million in the prior year quarter related to lower cash paid for taxes and working capital needs.
  Net debt, defined as debt less cash, at the end of 2018 fiscal second quarter amounted to $1,974.3 million as compared to $939.2 million at the end of fiscal 2017. Second quarter debt reflected the funding of the Taylor acquisition for approximately $1.0 billion, as well as for V.eMa.C, Firex, and Josper acquisitions completed in the second quarter.

Selim A. Bassoul, Chairman and Chief Executive Officer, commented, “At the Commercial Foodservice Equipment Group, we are seeing the efforts of the initiatives implemented over the past year realized with solid sales growth in the quarter. We remain excited about the strategic changes in our sales organization that were completed in the first quarter of 2018. We are beginning to see the benefits in the marketplace of aligning with the strongest sales representatives in the industry, which now carry our complete portfolio of leading brands and expanding pipeline of new product innovations. We added several new customers and reported sales growth amongst our major restaurant chain accounts, with continued adoption of our new technologies. As a result, we anticipate improving sales trends as we progress through the remainder of the year.”

Mr. Bassoul continued, “At our Residential Kitchen Equipment Group, we are very pleased to gain momentum at Viking which we expect will continue throughout 2018 and into 2019. We are well positioned with the exciting new lineup of Viking products introduced under Middleby’s ownership. The on-going investments in new product displays at our dealer partners are continuing to generate positive response in the marketplace. We are also seeing the benefits of our long-term strategy to consolidate the sales and distribution organizations for our premium brands, including Viking, Marvel, Lynx, LaCornue and AGA, through company owned operations. As anticipated, the transitional impact of the changes were largely completed this quarter, and we recognized modest growth in brands other than Viking domestically in the second quarter. The AGA businesses continue to be adversely impacted by challenging market conditions in the UK with the growing uncertainty of Brexit. Restructuring actions are on-going at non-core residential businesses as we focus on profit improvements at those entities amidst a decline in revenues.”

“At the Food Processing Equipment Group, we have suffered from continued headwinds as several anticipated orders had not yet materialized. The decline in revenues reflects the significance of large projects on this business segment, which has historically resulted in quarterly sales volatility. We are optimistic that the improvement seen in recent orders will lead to growth in upcoming quarters for this segment.”

Mr. Bassoul added, “We are excited to have completed the milestone acquisition of Taylor in the second quarter. The acquisition is highly strategic for Middleby and significantly bolsters our overall position as an industry leader in commercial foodservice. Taylor’s leading positions in beverage, frozen dessert and grilling broadens our presence in these categories. Along with our other recent acquisitions, we are well positioned for growth as customers continue to invest in and expand their beverage offerings. We have received very positive feedback from our customers and believe there are substantial growth opportunities, which should be further enhanced by technology synergies amongst Taylor and our existing related businesses.”

“In addition to Taylor, we were pleased to announce the acquisition and addition of several other new brands to the portfolio this quarter. Firex is a leader in steam cooking equipment, as is Josper in charcoal cooking equipment. They further extend our portfolio of leading cooking brands and product innovation in the commercial foodservice industry. In both cases, these companies are well positioned to benefit from growing foodservice trends related to steam, sous-vide, and charcoal cooking. JoeTap, a leader in nitro-brew and cold-brew coffee dispensing equipment, further adds to our beverage and coffee platform. Cold-brew and nitro-brew are quickly gaining momentum and we have seen significant interest in these products from our existing customers.”

Conference Call

A conference call will be held at 10 a.m. Central Time on Wednesday, August 8, 2018 and can be accessed by dialing (888) 391-6937 or (315) 625-3077 and providing conference code 4189566#. The conference call is also accessible through the Investor Relations section of the company website at www.middleby.com. A replay of the conference call will be available two hours after the conclusion of the call by dialing (855) 859-2056 and entering conference code 4189566#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company’s products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company’s SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Bear Varimixer®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, frifri®, Firex®, Follett®, Giga®, Globe®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, JoeTap®, Josper®, L2F®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, QualServ®, Southbend®, Star®, Sveba Dahlen®, Taylor®, Toastmaster®, TurboChef®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Burford®, Cozzini®, CVP Systems®, Danfotech®, Drake®, Emico®, Glimek®, Hinds-Bock®, Maurer-Atmos®, MP Equipment®, RapidPak®, Scanico®, Spooner Vicars®, Stewart Systems®, Thurne® and VeMa.C.®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Brigade®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, TurboChef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Six Months Ended
	2nd Qtr, 2018	2nd Qtr, 2017	2nd Qtr, 2018	2nd Qtr, 2017
Net sales	$668,128	$579,343	$1,252,928	$1,109,640
Cost of sales	417,369	344,735	790,536	665,582

Gross profit	250,759	234,608	462,392	444,058

Selling, general and administrative	135,008	121,632	257,956	236,616
Restructuring expenses	4,441	11,494	6,134	13,219
Gain on sale of plant	—	(12,042)	—	(12,042)
Income from operations	111,310	113,524	198,302	206,265

Interest expense and deferred financing amortization, net	10,404	5,702	19,227	11,507
Net periodic pension benefit (other than service costs)	(9,116)	(8,612)	(18,821)	(16,950)
Other (income) expense, net	(542)	302	631	2,169

Earnings before income taxes	110,564	116,132	197,265	209,539

Provision for income taxes	26,576	38,563	47,857	61,268

Net earnings	$83,988	$77,569	$149,408	$148,271

Net earnings per share:

Basic	$1.51	$1.35	$2.69	$2.59

Diluted	$1.51	$1.35	$2.69	$2.59

Weighted average number of shares

Basic	55,576	57,299	55,575	57,201

Diluted	55,576	57,299	55,575	57,201

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Jun 30, 2018	Dec 30, 2017
ASSETS

Cash and cash equivalents	$92,284	$89,654
Accounts receivable, net	400,266	328,421
Inventories, net	493,667	424,639
Prepaid expenses and other	48,890	55,427
Prepaid taxes	45,350	33,748
Total current assets	1,080,457	931,889

Property, plant and equipment, net	317,150	281,915
Goodwill	1,824,755	1,264,810
Other intangibles, net	1,292,771	780,426
Long-term deferred tax assets	40,807	44,565
Other assets	46,263	36,108

Total assets	$4,602,203	$3,339,713

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$6,297	$5,149
Accounts payable	188,256	146,333
Accrued expenses	361,501	322,171
Total current liabilities	556,054	473,653

Long-term debt	2,060,328	1,023,732
Long-term deferred tax liability	102,636	87,815
Accrued pension benefits	309,573	334,511
Other non-current liabilities	72,456	58,854

Stockholders' equity	1,501,156	1,361,148

Total liabilities and stockholders' equity	$4,602,203	$3,339,713

CONTACT:
The Middleby Corporation
Darcy Bretz, 847-429-7756
Investor and Public Relations
or
Tim FitzGerald, 847-429-7744
Chief Financial Officer